Exhibit 10.5

2004 Executive Stock Incentive Plan
Performance-Based Restricted Stock Unit Award

Reynolds and Reynolds (Canada) Limited (the “Company”), hereby awards to Recipient this Performance-Based Restricted Stock Unit effective as of the Award Date. This award is subject to all of the terms and conditions of this Performance-Based Restricted Stock Unit and The Reynolds and Reynolds Company 2004 Executive Stock Incentive Plan (the “Plan”). Unless otherwise specified, capitalized terms have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated by reference and govern except to the extent that this Performance-Based Restricted Stock Unit provides otherwise.

Recipient Name:

Award Date:

Vest Date:

Award Number:

Award Shares:

Shares of The Reynolds and Reynolds Company subject to current Performance-Based Restricted Stock Unit (“Award Shares”)

Future

Award Shares:

Shares of The Reynolds and Reynolds Company subject to future Performance-Based Restricted Stock Unit (“Future Award Shares”)

By accepting this Performance-Based Restricted Stock Unit, Recipient acknowledges receipt of a copy of the Plan. Recipient represents that Recipient has read and understands the terms of the Plan and this Performance-Based Restricted Stock Unit, and accepts this Performance-Based Restricted Stock Unit subject to all such terms and conditions. Recipient also acknowledges that he or she should consult a tax advisor regarding the tax aspects of this Performance-Based Restricted Stock Unit and that Recipient is not relying on the Company for any opinion or advice as to personal tax implications of this Performance-Based Restricted Stock Unit Award.

For all purposes of this Performance-Based Restricted Stock Unit Award, the Performance Period shall mean the period beginning on October 1, 200   and ending on September 30, 200_.

Recipient acknowledges that the Award Shares and Future Award Shares are subject to tax and that the number of Award Shares and Future Award Shares actually received by Recipient will be reduced on account of the Recipient’s tax liability.

IN WITNESS WHEREOF, this Performance-Based Restricted Stock Unit has been executed by the Company to be effective as of the Award Date specified hereon.

REYNOLDS AND REYNOLDS (CANADA) LIMITED

Terms and Conditions

1.	Terms and Provisions of Performance-Based Restricted Stock Unit. Under the authority of the Plan, as of the Award Date, the Company has awarded to the Recipient the Performance-Based Restricted Stock Unit, which represents a contingent entitlement of the Recipient to the Award Shares and Future Award Shares subject to the following conditions:

a. Award of Units Subject to Performance.

i.	Service for Entire Performance Period. If the Recipient remains employed by The Reynolds and Reynolds Company and/or a Subsidiary through the vest date, then, as of the vest date, a percentage of the Performance-Based Restricted Stock Units that is determined based upon a comparison of the Revenue Growth of the Standard & Poor’s MidCap 400 companies during the Performance Period with the Revenue Growth of The Reynolds and Reynolds Company during the Performance Period (as described in Section 4) shall vest and the Recipient shall be entitled to receive such Performance-Based Restricted Stock Units. All other Performance-Based Restricted Stock Units awarded pursuant to this subsection shall be forfeited.

ii.	Performance Criteria. If for the Performance Period the Revenue Growth of the The Reynolds and Reynolds Company expressed as a percentage of increase places it at or below the 25th percentile of revenue growth of the companies as reflected on the Index, then none of the Performance-Based Restricted Stock Units will vest and all shall be forfeited. If the Revenue Growth places it above the 25th percentile, then the number of Performance-Based Restricted Stock Units earned by Recipient will be equal to the product of (a) four percent (4%) multiplied by (b) the nearest whole number of percentage points by which Revenue Growth places The Reynolds and Reynolds Company above the 25th percentile multiplied by (c) the number of Performance-Based Restricted Stock Units, up to a maximum payout of 100% of the Performance-Based Restricted Stock Units.

The foregoing is illustrated by the following example: Assume that for the Performance Period, the Revenue Growth of The Reynolds and Reynolds Company when compared to revenue growth of other companies on the Index, places The Reynolds and Reynolds Company at the 40% percentile. In such circumstances, the Recipient would be entitled to receive 60% of the number of Performance-Based Restricted Stock Units determined as follows:

1.	Number of percentage points in excess of the 25th percentile = 15 [40th — 25th = 15]

2. 15 x 4% = 60%

iii.	Intervening Qualifying Events. If the Recipient ceases to be employed by The Reynolds and Reynolds Company and/or a Subsidiary prior to the vest date because of a Qualifying Event, then, as of the date on which the Qualifying Event occurs, the Recipient shall be entitled to receive the number of Units based upon a payout that is determined by using the same formula described in the preceding section, but comparing the Revenue Growth of The Reynolds and Reynolds Company using The Reynolds and Reynolds Company’s most recently available quarterly results compared to the revenue growth of companies on the Index for the same period.

The foregoing is illustrated by the following example: Assume that two years into the Performance Period the Recipient dies. On the date of Recipient’s death, the most recently published quarterly figures for The Reynolds and Reynolds Company place its Revenue Growth in the 30th percentile of companies on the Index for the same period. Therefore, the Recipient’s estate will be entitled to receive twenty percent (20%) of Performance-Based Restricted Stock Units determined as follows:

1.	Number of percentage points in excess of 25th percentile = 5 [30th-25th = 5]

2. 5x4%= 20%

iv.	Other Termination of Employment. If the Recipient ceases to be employed by The Reynolds and Reynolds Company and/or a Subsidiary prior to the vest date for any reason other than a Qualifying Event, then, as of the date on which the Recipient’s employment terminates, all Performance-Based Restricted Stock Units shall immediately be forfeited.

b.	Future Award of Units Subject to Performance. The Recipient may be awarded additional Performance-Based Restricted Stock Units following the end of the Performance Period in accordance with the following terms and provisions:

i.	Service. If the Recipient remains employed by The Reynolds and Reynolds Company and/or a Subsidiary through the vest date, then as of the vest date, the Recipient may be issued additional Performance-Based Restricted Stock Units determined based upon a comparison of the Revenue Growth of the Standard & Poor’s MidCap 400 companies during the Performance Period with the Revenue Growth of The Reynolds and Reynolds Company during the Performance Period (as described in Section 4).

ii.	Performance Criteria. If the Revenue Growth of the The Reynolds and Reynolds Company expressed as a percentage of increase places it at or below the 50th percentile of revenue growth of the companies as reflected on the Index, then none of future Performance-Based Restricted Stock Units will be issued. If the Revenue Growth places it above the 50th percentile, then the number of future Performance-Based Restricted Stock Units issued to Recipient will be equal to the product of (a) four percent (4%) multiplied by (b) the nearest whole number of percentage points by which Revenue Growth places The Reynolds and Reynolds Company above the 50th percentile multiplied by (c) the number of Performance-Based Restricted Stock Units, up to a maximum payout of 100% of the future Performance-Based Restricted Stock Units. The foregoing is illustrated by the following example: Assume that as of the last day of the Performance Period, the revenue Growth of The Reynolds and Reynolds Company when compared to revenue growth of other companies of the Index, places The Reynolds and Reynolds Company at the 70th percentile. In such circumstances, the Recipient would be entitled to receive 80% of the number of Future Award Units determined as follows:

1.	Number of percentage points in excess of the 50th percentile = 20 [70th — 50th = 20]

2. 20 x 4% = 80%

iii.	Termination of Employment within Performance Period. If the Recipient ceases to be employed by The Reynolds and Reynolds Company and/or a Subsidiary during the Performance Period for any reason (including by reason of a Qualifying Event with respect to such Recipient), then the Recipient shall not be issued or receive any future Performance-Based Restricted Stock Units.

c.	Voting, Dividend and Other Rights, Restrictions and Limitations. Except as otherwise provided in this Performance-Based Restricted Stock Unit, the terms of the Plan shall control as to voting, dividends and other rights, restrictions and limitations. Recipient will not entitled to voting rights, but will receive a cash payment equivalent to any declared dividend on the common stock of The Reynolds and Reynolds Company.

2.	Tax Consequences. Upon exchange and receipt of Award Shares and Future Award Shares, the full fair market value of the Award Shares and Future Award Shares will be reported by the Company as employment income to the Recipient. The Company will withhold tax and other amounts required by law to be withheld in respect of this income. Such withholding will reduce the number of Award Shares and Future Award Shares received by the Recipient. Recipients should consult a tax advisor with respect to the tax treatment of holding and disposing of Award Shares and Future Award Shares.

3.	Interpretation. Any dispute regarding the interpretation of this Performance-Based Restricted Stock Unit shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and Recipient.

4.	Revenue Growth and Percentile of Peer Group. For purposes of this Performance-Based Restricted Stock Unit, the term “Revenue Growth” as to The Reynolds and Reynolds Company means the cumulative annual revenue growth for The Reynolds and Reynolds Company during the Performance Period as determined by The Reynolds and Reynolds Company’s accountants or other advisors in good faith in their sole and absolute discretion consistently with the methodology used in computing revenue growth for companies on the Index. As to companies on the “Index”, Revenue Growth shall be the cumulative annual revenue growth of companies in the Standard & Poor’s MidCap 400 index during the Performance Period or, if the Index is discontinued, such other index or comparison group of companies as the Board or Committee shall specify. In determining the percentile of revenue growth of the companies as reflected on the Index, a fraction of a percentile between .1 and .4 will be rounded downwards and a fraction of a percentile between .5 and .9 will be rounded upwards. For example, a percentile of 25.2 will be rounded downwards to 25.

5.	Entire Agreement and Other Matters. The Plan is incorporated herein by this reference. This Performance-Based Restricted Stock Unit and the Plan constitute the entire agreement of the parties hereto. This Performance-Based Restricted Stock Unit and all rights and awards hereunder are void ab initio unless the Recipient agrees to be bound by all terms and provisions of this award and the Plan.